                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. __)




                  E-SIM LIMITED  (formerly known as EMULTEK)
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                                (Name of Issuer)


                          AMERICAN DEPOSITORY RECEIPTS
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                         (Title of Class of Securities)



                        ISIN IL0010829245 (SEDOL 2275431)
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                                 (CUSIP Number)


                                DECEMBER 29, 2000
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             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

     /X/   Rule 13d-1(b)

     / /   Rule 13d-1(c)

     / /   Rule 13d-1(d)

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CUSIP NO. ISIN IL0010829245 (SEDOL 2275431)                    PAGE 2 OF 5 PAGES
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                                  SCHEDULE 13G


================================================================================
      1    NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Oaktree Capital Management, LLC
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      2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) / /
                                                                         (b) /X/
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      3    SEC USE ONLY
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      4    CITIZENSHIP OR PLACE OF ORGANIZATION

           California
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     NUMBER OF         5     SOLE VOTING POWER
      SHARES                 586,500
   BENEFICIALLY      -----------------------------------------------------------
     OWNED BY          6     SHARED VOTING POWER
       EACH                  None
     REPORTING       -----------------------------------------------------------
    PERSON WITH        7     SOLE DISPOSITIVE POWER
                             586,500
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                       8     SHARED DISPOSITIVE POWER
                             None
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      9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           586,500
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     10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             / /
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     11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           5.18%
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     12    TYPE OF REPORTING PERSON
           IA;OO
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CUSIP NO. ISIN IL0010829245 (SEDOL 2275431)                    PAGE 3 OF 5 PAGES
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ITEM 1.

          (A)  NAME OF ISSUER:

               e-Sim Ltd. (formerly known as Emultek)

          (B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               5 Kiryat Mada Street
               Industrial Park
               Har-Hotzvim
               Jerusalem, 91450   Israel

ITEM 2.

          (A)  NAME OF PERSONS FILING:

               Oaktree Capital Management, LLC

          (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OF THE REPORTING PERSONS:

               333 South Grand Ave., 28th Floor
               Los Angeles, California  90071

          (C)  CITIZENSHIP:

               California

          (D)  TITLE OF CLASS OF SECURITIES:

               American Depository Receipts, par value 0.1 NIS (New Israeli
               Share)

          (E)  CUSIP NUMBER:

               ISIN IL0010829245 (SEDOL 2275431)

ITEM 3.

IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

     (a)   / /   Broker or Dealer registered under Section 15 of the Exchange
                 Act;

     (b)   / /   Bank as defined in section 3(a)(6) of the Exchange Act;

     (c)   / /   Insurance Company as defined in section 3(a)(19) of the
                 Exchange Act;

     (d)   / /   Investment Company registered under section 8 of the Investment
                 Company Act;

     (e)   /X/   Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f)   / /   An Employee Benefit Plan, or Endowment Fund in accordance with
                 Rule 13d-1(b)(1)(ii)(F);

     (g)   / /   Parent Holding Company or Control Person in accordance with
                 13-1(b)(ii)(G);

     (h)   / /   A Savings Association as defined in Section 3(b) of the Federal
                 Deposit Insurance Act;

     (i)   / /   A Church Plan that is excluded from the definition of an
                 Investment Company under Section 3(c)(14) of the Investment
                 Company Act;

     (j)   / /   Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

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CUSIP NO. ISIN IL0010829245 (SEDOL 2275431)                    PAGE 4 OF 5 PAGES
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ITEM 4.   OWNERSHIP *

          (a)  Amount beneficially owned:  586,500

          (b)  Percent of class:  5.18%

          (c)  Number of shares as to which such person has:

               (i)    Sole power to vote or to direct the vote:
                        586,500

               (ii)   Shared power to vote or to direct the vote:
                        -0-

               (iii)  Sole power to dispose or direct the disposition of:
                        586,500

               (iv)   Shared power to dispose or direct the disposition of:
                        -0-

      *Oaktree Capital Management, LLC, a California limited liability company ("Oaktree"), is filing this Schedule 13G in its capacities (i) as the general partner of OCM Emerging Markets Fund, L.P., a Delaware limited partnership ("EMF I"), (ii) as the general partner of OCM Emerging Markets Fund II, L.P., a Delaware limited partnership ("EMF II") and (iii) as the general partner of OCM Pacific Moon Fund, L.P., a Delaware limited partnership ("PMF"). EMF is the direct beneficial owner of 182,900 shares of the Issuer's American Depository Receipts, "). EMF II is the direct beneficial owner of 380,100 shares of the Issuer's American Depository Receipts and PMF is the direct beneficial owner of 23,500 shares of the Issuer's American Depository Receipts.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

     All securities reported on this Schedule 13G are directly held either by EMF, EMF II or PMF. None of EMF, EMF II or PMF beneficially owns more than 5% of the outstanding receipts of the Issuer's American Depository Receipts.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not applicable.

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ITEM 10.   CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated as of this 9th day of February, 2001.


OAKTREE CAPITAL MANAGEMENT, LLC


/s/ KENNETH LIANG
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By:      Kenneth Liang
Title:   Managing Director and General Counsel